Exhibit 99.1

For Immediate Release

Imperial Announces Corporate Re-Structuring and Management Changes

Evansville, IN, …. April 6, 2012 (OTCQX Symbol….IPMN) Imperial Petroleum, Inc. announced changes to its corporate and management structure as follows:

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On April 4, 2012, the Company’s wholly-owned subsidiary, e-Biofuels, LLC filed a voluntary petition for protection from creditors under Chapter 7 of Title 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Indiana under Case Number 12-03816-FJO-7A. The e-Biofuels subsidiary listed assets of $11,354,800.51 and liabilities of $17,321,036.88. A trustee has been appointed by the Court to oversee the e-Biofuels bankruptcy proceedings.

•	On April 4, 2012, Mr. Timothy A. Jones resigned as Chief Executive Officer and Chief Financial Officer of Imperial and all positions with any and all of its subsidiaries, including e-Biofuels.

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On April 5, 2012, Mr. Jeffrey T. Wilson was appointed as President and Chief Executive Officer and Chief Financial Officer of Imperial and all of its subsidiaries until the next regularly scheduled meeting of shareholders. Mr. Greg Thagard remained as Chairman of the Board. The Company will move its corporate offices to 101 NW 1st St, Suite 213, Evansville, IN 47708.

•	On April 5, 2012, the Board of Directors approved a resolution to hold an annual meeting of shareholders on June 20, 2012 at 2:00 pm at its corporate offices in Evansville, Indiana.

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On April 6, 2012, The Company’s wholly-owned subsidiaries, Arrakis Oil Recovery, LLC and Imperial Chemical Company executed a joint venture agreement with a non-affiliated third party entity, to complete development of the Company’s initial tar sand project in Kentucky. Under the terms of the joint venture, our partner will provide $750,000 in development capital to complete the installation of facilities at the Company’s site in Kentucky. Our partner and the Company will each own 50% of the joint venture proceeds. The joint venture is now expected to be in production by August 2012.

“Obviously the filing by e-Biofuels is a significant blow to the Company’s revenues on the short-term, however it will substantially reduce the Company’s overall financial liabilities which were exacerbated by the uncertainty in the biofuels business in recent months” said Jeffrey Wilson, President of the Company. “I expect that the Company will have limited revenues until the joint venture begins production which is estimated to occur in August now. We intend to pursue other joint venture projects to utilize the tar sand technology for the benefit of the Company as opportunities arise. I trust that our shareholders will remain supportive as we work through this process of re-structuring.”

Forward Looking Statement

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

CONTACT: Imperial Petroleum, Inc.

Jeffrey T. Wilson, 812-867-1433 or 812-431-8912

email: jtwilsonx1@aol.com

website: http://imperialpetroleuminc.com

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